Exhibit 99.1

Hyperdynamics Resolves Certain Listing Deficiencies and Receives Extension to Regain Compliance With Remaining NYSE Amex Continued Listing Standard

SUGAR LAND, Texas, Oct 13, 2009 /PRNewswire-FirstCall via COMTEX News Network/ -- Hyperdynamics Corporation (NYSE Amex: HDY) today announced the receipt of a letter from the NYSE Amex staff stating that the Company has resolved the continued listing deficiencies with respect to Sections 1003(a)(ii) and 1003(a)(iii) of the NYSE Amex LLC's Company Guide, and it has received an extension to satisfy the listing deficiency with respect to Section 1003(a)(iv) of the NYSE Amex LLC's Company Guide.

As previously announced, Hyperdynamics received notice from the NYSE Amex staff on March 17, 2009 indicating that the Company was not in compliance with NYSE Amex LLC Company Guide continued listing requirements as set forth in Section 1003(a)(ii), which is related to stockholders' equity of less than $4,000,000 and losses from continued operations and net losses in three of the Company's four most recent fiscal years; Section 1003(a)(iii), which is related to stockholders' equity of less than $6,000,000 and losses from continued operations and net losses in the Company's five most recent years; and Section 1003(a)(iv), which is related to losses that are so substantial in relation to the Company's overall operations or existing financial resources or financial condition are impaired that it appears questionable, in the opinion of the NYSE Amex LLC, as to whether the Company will be able to continue operations and/or meet its obligations as they mature.

The Company's Plan Period will remain open until it has been able to demonstrate compliance with the continued listing standards for two consecutive quarters concerning Sections 1003(a)(ii) and 1003(a)(iii). If the Company does not demonstrate compliance for two consecutive quarters and/or by the end of the Plan Period, September 17, 2010, the Exchange staff may initiate delisting procedures.

The letter received on October 9, 2009 grants the Company an extension until March 17, 2010 to regain compliance with standards in Section 1003(a)(iv). The exchange stated that, "Based on publicly available information, as well as conversations with the Company's representatives, the Exchange has determined that, in accordance with Section 1009 of the Company Guide, the Company made a reasonable demonstration of its ability to regain compliance with Section 1003(a)(iv) of the Company Guide by the end of the revised plan period."

The Company received an audit opinion for the fiscal year ended June 30, 2009 which included an explanatory paragraph referencing Note 2 to the consolidated financial statements of the Company's fiscal 2009 annual report which discusses substantial doubt about the Company's ability to continue as a going concern. The Company does not have revenue and, in addition, the world economic crisis, the depressed price for oil and the depressed price of its stock have weakened its ability to continue to raise new capital.

Management's immediate plans, as disclosed in its Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on September 30, 2009, are to focus primarily on obtaining well capitalized joint venture partners to help it monetize a portion of its Guinea concession. Management is currently also evaluating how to raise additional capital to further its business operations.

About Hyperdynamics

Hyperdynamics is committed to providing energy for the future by exploring internationally for new sources of oil and gas. It holds the largest exploration and production license in West Africa in the Republic of Guinea. To find out more, visit the corporate website at www.hyperdynamics.com.

Forward Looking Statements

This news release and the Company's website referenced in this news release contain forward looking statements as defined by the U.S. Securities and Exchange Commission regarding Hyperdynamics Corporation's future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company's reports filed with the SEC. The Company undertakes no obligation to publicly update these forward looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company's expectations with respect to these forward looking statements.

HDY-IR

    Contacts:  Dennard Rupp Gray & Easterly, LLC
               Ken Dennard, Managing Partner
               Jack Lascar, Partner
               (713) 529-6600
               Anne Pearson, Sr. Vice President
               (210) 408-6321

SOURCE Hyperdynamics Corporation

http://www.hyperdynamics.com

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